Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 884-2463, msullivan@susser.com

Dennard ■ Lascar Associates, LLC
Anne Pearson, Senior Vice President
FOR IMMEDIATE RELEASE		(210) 408-6321, apearson@dennardlascar.com

Susser Holdings Reports First Quarter 2014 Results

•	Retail merchandise margin of 33.9%, vs. 33.1% in 1Q 2013

•	Same-store merchandise sales up 1.9%, vs. 4.2% a year ago

•	Two new Stripes® stores opened, 47 Sac-N-Pac™ locations acquired

•	17 new large-format stores currently under construction

•	Susser agrees to be acquired by Energy Transfer Partners, L.P.

CORPUS CHRISTI, Texas, May 7, 2014 - Susser Holdings Corporation (NYSE: SUSS) today reported financial and operating results for the first quarter ended March 30, 2014. Results detailed below include the results of Susser Petroleum Partners LP (NYSE: SUSP) unless otherwise noted.
Same-store merchandise sales increased 1.9 percent in the first quarter of 2014, versus growth of 4.2 percent in the first quarter of 2013, which included the Easter holiday, whereas this year Easter falls in the second quarter. Average retail gallons sold per store increased 2.0 percent (4.2% excluding the impact of the recently-acquired Sac-N-Pac stores) compared with growth of 4.1 percent in the first quarter of last year. Retail net merchandise margin was 33.9 percent, up from 33.1 percent in the prior-year’s first quarter.
Retail fuel margin before credit card expense averaged 13.0 cents per gallon, versus 16.6 cents in the first quarter of 2013. That compares to an average first quarter retail fuel margin of 11.2 cents per gallon over the previous five years, calculated as if the 3-cent-per-gallon mark-up charged by Susser Petroleum Partners had been in place for the entire period.
Net loss attributable to Susser Holdings was $1.8 million, or $0.09 per diluted share, versus a net loss of $0.2 million, or $0.01 per diluted share in the first quarter of 2013.

Adjusted EBITDA(1) totaled $29.0 million, down 8.8 percent from 2013, reflecting the impact of lower retail fuel margins. Consolidated gross profit totaled $159.4 million, up 8.4 percent from a year ago, due to growth in merchandise and gallons sold.
First quarter consolidated revenues totaled $1.7 billion, up 10.6 percent from a year earlier. The increase was the result of an 11.7 percent increase in merchandise sales, a 5.1 percent increase in retail fuel sales and a 19.6 percent increase in wholesale fuel sales to third parties. The positive revenue impact of higher fuel volumes sold was partially offset by lower per-gallon selling prices.
“Looking at our first quarter performance, we delivered solid same-store merchandise sales growth despite the fact that Easter fell in the second quarter this year and we experienced unusually cooler, wetter weather patterns during the quarter,” said Sam L. Susser, Susser Chairman and Chief Executive Officer. “Average retail gallons per store also grew a solid 2 percent year over year, or 4.2 percent if you exclude fuel sales from the 47 lower-volume Sac-N-Pac stores we acquired at the end of January. Adjusted EBITDA was lower year-over-year due to lower retail fuel margins, although they still exceeded our average margin for the previous five years.
“Looking ahead, we are very positive about our ability to accelerate growth as a result of the merger agreement we reached in late April with Dallas-based Energy Transfer Partners, L.P. This cash-and-units transaction will unlock significant additional value for our shareholders. When the sale of SUSS is complete - tentatively in the third quarter of this year - ETP has announced plans to begin selling SUSS’ convenience stores and ETP’s Sunoco convenience stores and wholesale fuel business to Susser Petroleum Partners through a series of drop down transactions. The terms of these transactions will be subject to market conditions and to the approval of SUSP's conflicts committee. We believe this positions SUSP for strong growth in the future, and SUSS shareholders who opt to receive a portion of their buyout proceeds in the form of ETP common units will have an opportunity to participate in SUSP’s continued growth,” Susser added.
New Convenience Store and Wholesale Business Update
Susser Holdings opened two new large-format Stripes convenience stores and acquired 47 Sac-N-Pac locations during the first quarter. As of March 30, the Company operated a total of 629 convenience stores, of which 402 include a restaurant. Two additional stores were acquired so far in the second quarter, and 17 are currently under construction. In addition to the purchase of the Sac-N-Pac locations, the Company expects to open a total of 27 to 33 Stripes stores this year and continues to acquire additional land for future store development.

Twenty-seven new contracted sites were added in the wholesale segment in the first quarter, including 19 acquired in conjunction with the Sac-N-Pac/3W Warren Fuels acquisition, and two sites were discontinued for a total of 616 contracted branded sites as of March 30, consisting of 99 consignment locations and 517 other independent branded dealer locations. In 2014, in addition to the 19 acquired dealer sites, Susser currently expects to add 28 to 45 new wholesale branded dealers and consignment sites.
Merger Agreement with Energy Transfer Partners, L.P
On April 28, Susser Holdings announced a definitive agreement to be acquired by Energy Transfer Partners, L.P. (NYSE: ETP) in a unit and cash transaction valued at approximately $1.8 billion. SUSS shareholders will have the option to receive $80.25 per share in cash, 1.4506 ETP units, or a combination of both, for each share held - subject to proration to ensure that total cash and common units paid each represent 50 percent of the transaction value. The sale is expected to close in the third quarter of this year, pending approval by Susser Holdings shareholders and customary regulatory approvals.
Financing Update
Susser Holdings and Susser Petroleum Partners completed a sale leaseback transaction for seven new Stripes locations in the first quarter and two additional stores in early May for a total cost of $36.5 million. Since the initial public offering of units in Susser Petroleum Partners in September 2012, Susser has completed sale leaseback transactions for a total of 42 newly built stores at a cumulative cost of approximately $169.6 million.
Also during the first quarter, SUSP fully repaid its $180.7 million term loan facility that was issued concurrent with the IPO. Total consolidated debt at quarter-end was $506.8 million.   Combined availability on our revolving credit facilities, after borrowings and letter of credit commitments, was $384.3 million.
First Quarter Financial and Operating Highlights
Merchandise - Merchandise sales were $276.4 million in the first quarter of 2014, up 11.7 percent from a year ago. Approximately $4.7 million of the increase came from stores that have been open a year or more, with the remainder from 74 stores that were opened or acquired during the last four quarters. Same-store merchandise sales rose 1.9 percent, versus an increase of 4.2 percent in the first quarter of last year. Sales from food service, snacks and packaged drinks were the biggest drivers of sales growth.

Net merchandise margin as a percentage of sales was 33.9 percent, up from 33.1 percent a year ago. Merchandise gross profit totaled $93.8 million, up 14.6 percent from the first quarter of 2013. Gross profit growth was led by a $9.0 million contribution from new stores and by a $2.3 million same-store increase from food service.
Retail Fuel - Retail fuel volumes increased 12.0 percent from a year ago to 250.3 million gallons. Average gallons sold per store were approximately 31,700 gallons per week, an increase of 2.0 percent. Excluding the recently acquired Sac-N-Pac stores, the year-over-year increase was 4.2 percent. Retail fuel revenues totaled $822.9 million, up 5.1 percent from the first quarter of 2013, reflecting the increase in gallons sold, partly offset by a 6.2 percent decline in the average selling price of motor fuel versus the first quarter of 2013.
Retail fuel gross margin averaged 13.0 cents per gallon, compared with 16.6 cents per gallon a year earlier. After deducting credit card expense, net fuel margin was 7.5 cents per gallon, compared with 11.1 cents in the prior-year period. Retail fuel gross profit was $32.5 million, down 12.1 percent from a year ago as a result of the lower margin per gallon, partly offset by higher volumes sold.
Wholesale Fuel - Susser's wholesale segment includes all of SUSP's operations as well as the consignment sales and transportation business that were not contributed to SUSP in the 2012 IPO. Wholesale fuel volumes sold to third parties — which includes all gallons except those distributed to Susser's retail stores — were up 26.9 percent versus the first quarter of 2013 to 186.1 million gallons. Wholesale fuel revenues increased 19.6 percent year-over-year to $543.7 million. This increase reflects the impact of higher volumes sold, partly offset by an 18-cent-per-gallon sales price reduction compared with the first quarter of last year.
Wholesale fuel gross margin from third parties was 6.1 cents per gallon, up from 5.9 cents in the year-earlier quarter. Wholesale fuel gross profit, including sales to Stripes and to Sac-N-Pac stores, increased by 23.1 percent year-over-year to $18.7 million. The gross profit increase was primarily the result of the increase in gallons sold, including the impact of the Gainesville Fuel acquisition completed in September 2013, and a 3.4 percent increase in margin per gallon.
_______________________

(1)
Adjusted EBITDA is a non-GAAP financial measure of performance that has limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under “Key Operating Metrics” later in this news release for a discussion of our use of Adjusted EBITDA and Adjusted EBITDAR, and a reconciliation to net income (loss) attributable to Susser Holdings Corporation for the periods presented.

First Quarter Earnings Conference Call
Susser's management team will hold a conference call today at 10:00 a.m. ET (9:00 a.m. CT) to discuss first quarter 2014 results for both Susser Holdings Corporation and Susser Petroleum Partners LP. To participate in the call, dial 480-629-9819 10 minutes early and ask for the Susser conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Susser Holdings' web site at www.susser.com and Susser Petroleum Partners' web site at www.susserpetroleumpartners.com under Events and Presentations. A telephone replay will be available through May 14 by calling 303-590-3030 and using the access code 4680249#.

Susser Holdings Corporation is a third-generation family led business based in Corpus Christi, Texas that operates approximately 630 convenience stores in Texas, New Mexico and Oklahoma under the Stripes® and Sac-N-Pac™ banners. Restaurant service is available in more than 400 of its stores, primarily under the proprietary Laredo Taco Company® brand. Susser Holdings also is majority owner and owns the general partner of Susser Petroleum Partners LP, which distributes approximately 1.6 billion gallons of motor fuel annually to Stripes® stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma and Louisiana.

Additional Information on the ETP Transaction
This communication does not constitute an offer to buy, or solicitation of an offer to sell, any securities of Energy Transfer Partners, L.P. (“ETP”) or Susser Holdings Corporation (“Susser”). Portions of this communication relate to a proposed merger between ETP and Susser that will become the subject of a registration statement, which will include a proxy statement/prospectus, to be filed with the U.S. Securities and Exchange Commission (the “SEC”) that will provide full details of the proposed merger and the attendant benefits and risk. This communication is not a substitute for the proxy statement/prospectus or any other document that ETP or Susser may file with the SEC or send to their shareholders in connection with the proposed merger. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4, INCLUDING THE PROXY STATEMENT/PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ETP, SUSSER AND THE PROPOSED MERGER. Investors and stockholders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, copies of the registration statement including the proxy statement/prospectus (when they become available) may be obtained free of charge by accessing ETP’s website at www.energytransfer.com by clicking on the “Investor Relations” link, or upon written request to Energy Transfer Partners, L.P., 3738 Oak Lawn Ave., Dallas, TX 75219, Attention: Investor Relations, or from Susser by accessing Susser’s website at www.susser.com or upon written request to Susser Holdings Corporation, 4525 Ayers St., Corpus Christi, TX, 78415, Attention: Investor Relations. Stockholders may also read and copy any reports, statements and other information filed by ETP or Susser with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation
ETP, Susser, and certain of their respective directors, executive officers and other members of management and employees are considered to be participants in the solicitation of proxies from stockholders in respect of the transaction under the rules of the SEC. Information regarding ETP’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 27, 2014. Information regarding Susser’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 29, 2013 filed with the SEC on February 27, 2014, and in its definitive proxy statement filed with the SEC on April 14, 2014 in connection with its 2014 annual meeting of stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

Forward-Looking Statements
This news release contains "forward-looking statements" which may describe Susser's objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations, management’s expectations, beliefs or goals regarding the proposed transaction between Energy Transfer Partners, L.P. (ETP) and Susser, the expected timing of that transaction and the future financial and/or operating impact of that transaction-including the anticipated integration process and any related benefits, opportunities or synergies. These statements are based on current plans, expectations and projections and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competitive pressures from convenience stores, gasoline stations, other non-traditional retailers located in our markets and other wholesale fuel distributors; dangers inherent in storing and transporting motor fuel; pending or future consumer or other litigation or adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; inability to build or acquire and successfully integrate new stores; volatility in crude oil and wholesale petroleum costs; increasing consumer preferences for alternative motor fuels, or improvements in fuel efficiency; general economic, financial and political conditions; our dependence on our subsidiaries for cash flow generation, including SUSP, and our exposure to the business risks of SUSP by virtue of our controlling ownership interest; operational limitations imposed by our contractual arrangements with SUSP; our ability to comply with federal and state regulations including those related to alcohol, tobacco and environmental matters; wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking; costs associated with employee healthcare requirements; compliance with, or changes in, tax laws-including those impacting the tax treatment of SUSP; dependence on two principal suppliers for merchandise; dependence on suppliers for credit terms; seasonality; dependence on senior management and the ability to attract qualified employees; acts of war and terrorism; dependence on our information technology systems; severe weather; severe or unfavorable weather conditions; cross-border risks associated with the concentration of our stores in markets bordering Mexico; impairment of goodwill or indefinite lived assets; Susser and ETP’s ability to consummate the proposed transaction; the ability to obtain requisite regulatory or shareholder approvals or to satisfy other conditions precedent to the consummation of the transaction; successful development and execution of integration plans; ability to realize anticipated synergies or cost-savings and the potential impact of the transaction on employee, supplier, customer and competitor relationships;
and other unforeseen factors.

For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Company's most recently filed annual report on Form 10-K and subsequent quarterly filings. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow

Susser Holdings Corporation
Consolidated Statements of Operations and Comprehensive Income
Unaudited

	Three Months Ended
	March 31, 2013	March 30, 2014
	(dollars in thousands, except share and per share amounts)
Revenues:
Merchandise sales	$247,478	$276,375
Motor fuel sales	1,237,573	1,366,577
Other income	13,376	14,663
Total revenues	1,498,427	1,657,615
Cost of sales:
Merchandise	165,645	182,563
Motor fuel	1,184,710	1,314,338
Other	1,034	1,271
Total cost of sales	1,351,389	1,498,172
Gross profit	147,038	159,443
Operating expenses:
Personnel	50,967	58,266
General and administrative	14,047	17,457
Other operating	40,047	46,093
Rent	11,740	11,826
Loss on disposal of assets and impairment charge	448	973
Depreciation, amortization and accretion	14,182	17,041
Total operating expenses	131,431	151,656
Income from operations	15,607	7,787
Other income (expense):
Interest expense, net	(10,105)	(3,172)
Other miscellaneous	(78)	—
Total other expense, net	(10,183)	(3,172)
Income before income taxes	5,424	4,615
Income tax expense	(1,548)	(1,389)
Net loss and comprehensive income	3,876	3,226
Less: Net income and comprehensive income attributable to noncontrolling interest	4,108	5,049
Net loss and comprehensive loss attributable to Susser Holdings Corporation	$(232)	$(1,823)
Net loss per share attributable to Susser Holdings Corporation:
Basic	$(0.01)	$(0.09)
Diluted	$(0.01)	$(0.09)
Weighted average shares outstanding:
Basic	21,068,222	21,350,760
Diluted	21,068,222	21,350,760

Susser Holdings Corporation
Consolidated Balance Sheets

	December 29, 2013	March 30, 2014
		unaudited
	(in thousands, except share amounts)
Assets
Current assets:
Cash and cash equivalents	$22,461	$24,370
Accounts receivable, net of allowance for doubtful accounts of $480 at December 29, 2013 and $615 at March 30, 2014	139,146	185,147
Inventories, net	126,521	153,907
Other current assets	7,704	7,974
Total current assets	295,832	371,398
Property and equipment, net	736,860	847,718
Other assets:
Marketable securities	25,952	—
Goodwill	254,285	255,273
Intangible assets, net	41,984	45,897
Other noncurrent assets	19,692	21,290
Total assets	$1,374,605	$1,541,576
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$189,587	$219,392
Accrued expenses and other current liabilities	64,571	65,924
Current maturities of long-term debt	535	539
Total current liabilities	254,693	285,855
Revolving lines of credit	345,460	502,780
Long-term debt	29,874	3,997
Deferred tax liability, long-term portion	77,119	76,454
Other noncurrent liabilities	41,949	41,940
Total liabilities	749,095	911,026
Commitments and contingencies:
Shareholders’ equity:
Susser Holdings Corporation shareholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized; 21,634,618 issued and 21,439,944 outstanding at December 29, 2013; 21,656,202 issued and 21,649,256 outstanding as of March 30, 2014	214	216
Additional paid-in capital	285,376	287,852
Treasury stock, common shares, at cost; 194,674 as of December 29, 2013; 6,946 as of March 30, 2014	(5,378)	(737)
Retained earnings	135,255	133,432
Total Susser Holdings Corporation shareholders’ equity	415,467	420,763
Noncontrolling interest	210,043	209,787
Total shareholders’ equity	625,510	630,550
Total liabilities and shareholders’ equity	$1,374,605	$1,541,576

Key Operating Metrics
The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance:

	Three Months Ended
	March 31, 2013	March 30, 2014
	(dollars and gallons in thousands, except motor fuel pricing and gross profit per gallon)
Revenue:
Merchandise sales	$247,478	$276,375
Motor fuel—retail	782,979	822,924
Motor fuel—wholesale to third parties (3)	454,594	543,653
Other	13,376	14,663
Total revenue (3)	$1,498,427	$1,657,615
Gross profit:
Merchandise	$81,833	$93,812
Motor fuel—retail	37,011	32,544
Motor fuel—wholesale to third parties (2)	8,633	11,325
Motor fuel—wholesale to Stripes (2)	6,532	7,345
Other, including intercompany eliminations	13,029	14,417
Total gross profit	$147,038	$159,443
Adjusted EBITDA (4):
Retail	$21,885	$17,447
Wholesale	12,320	16,743
Other	(2,409)	(5,184)
Total Adjusted EBITDA	$31,796	$29,006
Retail merchandise margin	33.1%	33.9%
Merchandise same-store sales growth (1)	4.2%	1.9%
Average per retail store per week:
Merchandise sales	$34.1	$34.7
Motor fuel gallons sold	31.1	31.7
Motor fuel gallons sold:
Retail	223,477	250,270
Wholesale - third party	146,652	186,097
Average retail price of motor fuel per gallon	$3.50	$3.29
Motor fuel gross profit cents per gallon:
Retail (2)	16.6 ¢	13.0 ¢
Wholesale - third party (2)	5.9 ¢	6.1 ¢
Retail credit card expense cents per gallon	5.5 ¢	5.5 ¢

(1)	We include a store in the same store sales base in its thirteenth full month of our operation.

(2)	The wholesale margin from third parties excludes sales and gross profit to the retail segment.

(3)
In the fourth quarter of 2013, the Company revised its presentation of fuel taxes on motor fuel sales at its consignment locations to present such fuel taxes gross in motor fuel sales. Prior years' motor fuel sales have been adjusted to reflect this revision.

(4)
We define EBITDA as net income (loss) attributable to Susser Holdings Corporation before net interest expense, income taxes, net income attributable to noncontrolling interest and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to Adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of Adjusted EBITDA and Adjusted EBITDAR are also excluded in measuring our covenants under our revolving credit facility and indenture governing our debt agreements and indentures. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not presented in accordance with GAAP.

We believe EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities;

•
they facilitate management’s ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•
they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	they are used by our Board and management for determining certain management compensation targets and thresholds.
EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance. EBITDA, Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our existing revolving credit facilities or existing notes;

•	they do not reflect payments made or future requirements for income taxes;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDAR do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

The following tables present a reconciliation of net income (loss) attributable to Susser Holdings Corporation to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended
	March 31, 2013	March 30, 2014
	(in thousands)
Net loss attributable to Susser Holdings Corporation	$(232)	$(1,823)
Net income attributable to noncontrolling interest	4,108	5,049
Depreciation, amortization and accretion	14,182	17,041
Interest expense, net	10,105	3,172
Income tax expense	1,548	1,389
EBITDA	29,711	24,828
Non-cash stock based compensation	1,559	3,205
Loss on disposal of assets and impairment charge	448	973
Other miscellaneous expense	78	—
Adjusted EBITDA	31,796	29,006
Rent	11,740	11,826
Adjusted EBITDAR	$43,536	$40,832